EXHIBIT 4.7

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE TWO OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF: (1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)); (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY OR ANY COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH SECURITY, PRIOR TO THE EXPIRATION OF THE HOLDING PERIOD APPLICABLE TO SALES OF THIS SECURITY UNDER RULE 144(k) UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER), (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, IN COMPLIANCE WITH RULE 144A TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM; AND (3) AGREES THAT

IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THIS SECURITY PURSUANT TO CLAUSE 2(B) ABOVE OR UPON ANY TRANSFER OF THIS SECURITY UNDER RULE 144 UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION).

The foregoing legend may be removed from this Security on satisfaction of the conditions specified in the Indenture.

NABI BIOPHARMACEUTICALS

2.875% Convertible Senior Notes due 2025

No.: 1	CUSIP: 629519 AA 7
Issue Date: April 19, 2005	Principal Amount: $100,000,000
Issue Price: $1,000 (for each $1,000 Principal Amount)

Nabi Biopharmaceuticals, a Delaware corporation, promises to pay to Cede & Co. or registered assigns, the principal amount of ONE HUNDRED MILLION DOLLARS ($100,000,000) on April 15, 2025 or such greater or lesser amount as is indicated on the Schedule of Increases and Decreases of Global Security attached to this Security.

Interest Payment Dates: April 15 and October 15, commencing October 15, 2005.

Record Dates: April 1 and October 1.

Reference is hereby made to the further provisions of this Security set forth on the reverse side of this Security, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

NABI BIOPHARMACEUTICALS

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. BANK NATIONAL ASSOCIATION as Trustee, certifies that this is one of the Securities referred to in the within mentioned Indenture.

By:
Authorized Signatory

Dated:

REVERSE OF NOTE

2.875% Convertible Senior Notes due 2025

This Security is one of a duly authorized issue of the 2.875% Convertible Senior Notes due 2025 (the “Securities”) of Nabi Biopharmaceuticals, a Delaware corporation (including any successor corporation under the Indenture hereinafter referred to, the “Company”), issued under an Indenture, dated as of April 19, 2005 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Security include those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”), and those set forth in this Security. This Security is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Security and the terms of the Indenture, the terms of the Indenture shall control. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Interest.

The Company promises to pay interest on the principal amount of the Securities at the interest rate of 2.875% per annum (the “Interest Rate”) from the date of issuance until repayment in full at April 15, 2025, or until an earlier conversion, redemption or repurchase. The Company will pay interest on this Security semi-annually in arrears on April 15 and October 15 of each year (each, an “interest payment date”), commencing October 15, 2005.

The Securities shall bear interest from April 19, 2005 until the principal amount thereof is paid or made available for payment, or until such date on which the Securities are converted, redeemed or purchased as provided herein at the Interest Rate.

Interest on the Securities shall be computed (i) for any full semi-annual period for which the Interest Rate is applicable, on the basis of a 360-day year of twelve 30-day months and (ii) for any period for which the Interest Rate is applicable for less than a full semi-annual period for which interest is calculated, on the basis of a 30-day month and, for such periods of less than a month, the actual number of days elapsed over a 30-day month.

If this Security is redeemed or repurchased by the Company on a date that is after the record date and on or prior to the corresponding interest payment date, interest and Liquidated Damages, if any, accrued and unpaid hereon to but not including the applicable Redemption Date, Repurchase Date or Fundamental Change Purchase Date, as the case may be, will be paid to the same Holder to whom the Company pays the principal of this Security.

Interest on Securities converted after a record date but prior to the corresponding interest payment date will be paid to the Holder of the Securities on the record date but, upon conversion, the Holder must pay the Company the interest and Liquidated Damages, if any, which have accrued and will be paid on such interest payment date; provided, that no such payment need be made with respect to Securities which will be redeemed or repurchased by the Company after a record date and on or prior to the third Business Day after the corresponding interest payment date.

If the principal amount hereof or any portion of such principal amount or any interest, including Liquidated Damages, if any, on any Security is not paid when due (whether upon acceleration pursuant to Section 6.2 of the Indenture, upon the date set for payment of the Redemption Price pursuant to Section 3.1 of the Indenture or the Repurchase Price or the Fundamental Change Purchase Price pursuant to Section 3.7 or Section 3.11 of the Indenture, as the case may be, or upon the Stated Maturity of this Security), then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the Interest Rate, compounded semi-annually, which interest shall accrue from the date on which such overdue amount was originally due until the date on which payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand.

2.	Method of Payment.

Except as provided below, interest will be paid (i) on the Global Securities to The Depository Trust Company (“DTC”) or its nominee in immediately available funds, (ii) on any definitive Securities having an aggregate principal amount of $2,000,000 or less, by check mailed to the Holders of such Securities, and (iii) on any definitive Securities having an aggregate principal amount of more than $2,000,000, by wire transfer in immediately available funds at the election of the Holders of such Securities.

At Stated Maturity, the Company will pay interest on definitive Securities at the Company’s office or agency in New York City, which initially will be the corporate trust office of U.S. Bank National Association, in New York City.

Principal on Global Securities will be paid to DTC or its nominee in immediately available funds. Principal on definitive Securities will be payable, upon Stated Maturity or when due, at the office or agency of the Company in New York City, maintained for such purpose, initially the corporate trust office of U.S. Bank National Association, in New York City.

Subject to the terms and conditions of the Indenture, the Company will make payments in cash in respect of Redemption Prices, Repurchase Prices, Fundamental Change Purchase Prices and at Stated Maturity to Holders who surrender Securities to a Paying Agent to collect such payments in respect of the Securities. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money, subject to the terms of the Indenture.

3.	Paying Agent, Conversion Agent and Registrar.

Initially, U.S. Bank National Association will act as Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent or Registrar without notice, other than notice to the Trustee; provided that the Company will maintain at least one Paying Agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent or Registrar.

4.	Indenture.

The Securities are senior unsecured obligations of the Company initially limited to $100,000,000 aggregate principal amount (or such greater amount necessary to reflect the exercise by the Initial Purchasers of their option to purchase additional Securities in compliance with the Purchase Agreement, but not in excess of $120,000,000).

The Company may, without the consent of the Holders of the Securities, increase the Principal Amount of the Securities by issuing additional securities in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional securities, provided, that such difference does not cause the additional securities to constitute a different class of securities than the Securities for U.S. federal income tax purposes, and provided further, that the additional securities have the same CUSIP number as the Securities. The Securities and any additional securities would rank equally and ratably and would be treated as a single class for all purposes under the Indenture. No additional securities may be issued if any Event of Default has occurred with respect to the Securities. The Indenture does not limit other indebtedness of the Company, secured or unsecured.

5.	Redemption at the Option of the Company.

No sinking fund is provided for the Securities. The Securities are not redeemable by the Company prior to April 18, 2010. On or after April 18, 2010, the Securities will be redeemable for cash at the option of the Company, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ notice by mail for a redemption price equal to the principal amount of those Securities plus accrued and unpaid interest, including Liquidated Damages, if any, on those Securities to, but not including, the Redemption Date (the “Redemption Price”) as set forth in the Indenture.

6.	Purchase By the Company at the Option of the Holder.

Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of the Holder, the Securities held by such Holder on April 15, 2010, April 15, 2012, April 15, 2015 and April 15, 2020 at a Repurchase Price equal to the principal amount of such Securities on the applicable Repurchase Date plus accrued and unpaid interest, including Liquidated Damages, if any, to, but not including, the Repurchase Date, upon delivery of a Repurchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is 20 Business Days prior to such Repurchase Date until the close of business on the Business Day preceding such Repurchase Date and upon delivery of the Securities or the required transfer to the Paying Agent by the Holder as set forth in the Indenture.

At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to offer to purchase the Securities held by such Holder for a Fundamental Change Purchase Price equal to the principal amount of such Securities plus accrued and unpaid interest, including Liquidated Damages, if any, to, but not including, the Fundamental Change Purchase Date. The Fundamental Change Purchase Date, which shall be determined by the Company, shall be between 30 and 60 days of the Company’s delivery of the notice describing such Fundamental Change and the resulting repurchase right. The Fundamental Change Purchase Price shall be paid in accordance with the Indenture.

Holders have the right to withdraw any Repurchase Notice or Fundamental Change Purchase Notice, as the case may be, by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

If cash sufficient to pay the Repurchase Price or the Fundamental Change Purchase Price, as the case may be, of all Securities, or portions thereof to be purchased as of the Repurchase Date or the Fundamental Change Purchase Date, as the case may be, is deposited with the Paying Agent on the Business Day following the Repurchase Date or the Fundamental Change Purchase Date, as the case may be, interest will cease to accrue on such Securities (or portions thereof) immediately after such Repurchase Date or Fundamental Change Purchase Date, as the case may be, and the Holder thereof shall have no other rights as such other than the right to receive the Repurchase Price or the Fundamental Change Purchase Price upon surrender of such Security.

7.	Notice of Redemption.

Notice of redemption pursuant to Section 3.1 of the Indenture of this Security will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at the Holder’s registered address. If money sufficient to pay the Redemption Price of all Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, immediately after such Redemption Date interest ceases to accrue on such Securities or portions thereof. Securities in denominations larger than $1,000 of principal amount may be redeemed in part but only in integral multiples of $1,000 of principal amount.

8.	Conversion.

Subject to and in compliance with the provisions of the Indenture, a Holder is entitled, at such Holder’s option, to convert the Holder’s Security (or any portion of the principal amount thereof that is $1,000 or an integral multiple of $1,000), into fully paid and nonassessable shares of Common Stock at the Conversion Rate in effect at the time of conversion, subject to the Company’s right to deliver cash in lieu of Common Stock.

A Security in respect of which a Holder has delivered a Fundamental Change Purchase Notice, exercising the option of such Holder to require the Company to purchase such Security, may be converted only if such Fundamental Change Purchase Notice is withdrawn in accordance with the terms of the Indenture.

The initial Conversion Rate is 69.8348 shares per $1,000 principal amount of securities, subject to adjustment in certain events described in the Indenture. No fractional shares of Common Stock shall be issued upon conversion of any Security. A Holder that surrenders Securities for conversion will receive cash in lieu of any fractional share of Common Stock.

To surrender a Security for conversion, a Holder must (i) complete and manually sign the conversion notice below (or complete and manually sign a facsimile of such notice), (ii) deliver such completed notice and surrender the Security to the Conversion Agent and, (iii) pay all

funds required and furnish appropriate endorsements and transfer documents and (iv) pay any transfer or similar tax, if required by the Indenture.

If the Company (i) is a party to a consolidation, merger or binding share exchange, (ii) reclassifies the Common Stock or (iii) conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the right to convert a Security into shares of Common Stock shall be changed into a right to convert it into securities, cash or other assets of the Company or such other Person, in each case in accordance with the Indenture.

The Company may elect to deliver either shares of its Common Stock, cash or a combination of cash and shares of Common Stock in satisfaction of the Company’s Conversion Obligation. The Company shall notify the Holder or Holders, as the case may be, through the Trustee of the method the Company chooses to satisfy its Conversion Obligation, (i) in the Company’s Notice of Redemption, if the Company has called the Securities for redemption, (ii) 26 Trading Days immediately preceding Stated Maturity in respect of Securities to be converted during the period beginning 25 Trading Days immediately preceding the Stated Maturity and ending one Trading Day immediately preceding Stated Maturity, and (iii) no later than three Trading Days immediately following the date of conversion in all other cases. If the Company elects to satisfy any portion of its Conversion Obligation by delivering cash, the Company shall specify in such notice the portion to be paid in cash either as a percentage of the Conversion Obligation or as the lesser of (a) a fixed dollar amount and (b) the Conversion Value. The Company shall treat all Holders converting on the same Trading Day in the same manner. The Company shall not have any obligation to satisfy Conversion Obligations arising on different Trading Days in the same manner.

At any time prior to the 26th Trading Day preceding the Stated Maturity, the Company may irrevocably elect, in its sole discretion without the consent of the Holders of the Notes, by written notice to the Trustee and the Holders of the Notes, to satisfy in cash the Conversion Obligation with respect to the principal amount of Notes to be converted after the date of such election, with any remaining amount of the Conversion Obligation to be satisfied in shares of Common Stock. The settlement amount will be computed as described under Section 9.13(a)(iii) of the Indenture, using the $1,000 as the fixed dollar amount per $1,000 principal amount of Notes of the Conversion Obligation to be satisfied in cash.

9.	Denominations; Transfer; Exchange.

The Securities are in fully registered form, without coupons, in denominations of $1,000 of principal amount and integral multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities in respect of which a Fundamental Change Purchase Notice has been given and not withdrawn (except, in the case of a Security to be purchased in part, the portion of the Security not to be purchased) or to issue, register the transfer of, or exchange any Securities for a period of 15 days before the redemption date.

10.	Persons Deemed Owners.

The registered Holder of this Security may be treated as the owner of this Security for all purposes.

11.	Unclaimed Money or Securities.

The Trustee and the Paying Agent shall return to the Company upon written request any money held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person.

12.	Amendment; Waiver.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities and (ii) certain Defaults may be waived with the written consent of the Holders of a majority in aggregate principal amount of the outstanding Securities. The Indenture and the Securities may also be amended by the Company and the Trustee, without the consent of any Holder, in certain circumstances set forth in the Indenture; provided, that certain provisions of the Indenture and the Securities may not be amended without the consent of each affected Holder.

13.	Defaults and Remedies.

If any Event of Default with respect to Securities shall occur and be continuing, the principal of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

14.	Trustee Dealings with the Company.

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15.	No Recourse Against Others.

A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

16.	Treatment of Securities.

Each holder, by acceptance of a Security, and beneficial owner, by acceptance of a beneficial ownership interest in a Security, agrees to treat the Securities as indebtedness of the Company for U.S. federal income tax purposes and to not take any action inconsistent with such treatment.

17.	Authentication.

This Security shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Security.

18.	Abbreviations.

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.	GOVERNING LAW.

THIS SECURITY AND THE INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture which has in it the text of this Security. Requests may be made to:

Nabi Biopharmaceuticals

5800 Park of Commerce Boulevard N.W.

Boca Raton, FL 33487

Attention: Chief Financial Officer

Facsimile No.: (561) 989-5801

20.	Registration Rights.

The Holders of any Restricted Security are entitled to the benefits of the Registration Rights Agreement, dated as of April 19, 2005, among the Company and the Initial Purchasers, including the receipt of Liquidated Damages upon a registration default (as defined in such agreement).

ASSIGNMENT FORM	CONVERSION NOTICE
To assign this Security, fill in the form below:	To convert this Security into Common Stock of the Company, check the box ☐

I or we assign and transfer this Security to	To convert only part of this Security, state the principal amount to be converted (which must be $1,000 or an integral multiple of $1,000):
(Insert assignee’s soc. sec. or tax ID no.)
$
(Print or type assignee’s name, address and zip code)
If you want the stock certificate made out in another person’s name fill in the form below:
and irrevocably appoint ________________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

(Insert the other person’s soc. sec. or tax ID no.)
Date: ______________ Your Signature:

________________________________________________	________________________________________________

(Sign exactly as your name appears on the other side of this Security)	(Print or type other person’s name, address and zip code)

Signature Guaranteed

________________________________________________	________________________________________________

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

SCHEDULE OF INCREASES AND DECREASES OF GLOBAL SECURITY

Initial Principal Amount of Global Security: ($100,000,000).

Date	Amount of Increase in Principal Amount of Global Security	Amount of Decrease in Principal Amount of Global Security	Principal Amount of Global Security After Increase or Decrease	Notation by Registrar or Security Custodian